Exhibit 99.1

AT THE COMPANY

Clifford Bolen

Senior Vice President, COO, CFO

(312) 738-4500

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 28, 2005

Vita Announces Appointment of New Directors

Chicago, IL, November 28, 2005 – On Monday, November 28, 2005, Vita Food Products, Inc. (AMEX: VSF) announced two additions to the Company’s Board of Directors, effective immediately.  The new directors are Scott W. Levitt and Glenn S. Morris.  Mr. Levitt is a seasoned executive in the accounting field, with over 29 years of industry experience.  His career includes 22 years in public accounting, most recently with BDO Seidman LLP, an international accounting and consulting firm.  During his tenure with BDO Seidman, Mr. Levitt progressed from Audit Partner to Managing Director of the firm’s Chicago office.  Since 1998, Mr. Levitt has served as  the Vice President of Finance and Chief Financial Officer of Czarnowski Display Service, Inc., a leading provider of integrated trade show and event solutions.  Mr. Levitt has a B.S. degree in accounting from the University of Illinois and is a Certified Public Accountant.  He will serve on the Audit Committee of the Company’s Board of Directors.

Mr. Morris has been the Chairman and Chief Executive Officer of American General Holdings, Inc., an insurance holding company with operating subsidiaries underwriting $40 million annually of non-standard automobile insurance in Illinois, since 1995.  He has also served as the General Partner of General American Equities, a company involved in real estate acquisition, development, financing, syndication and management with 57 properties in 17 states, since 1977; as President of Morris Securities, Ltd. a broker-dealer and equity portfolio manager, since 1977; and as President of M & C Investments, Inc., which provides debt and equity investment services with current portfolios under contract totaling $50 million, since 1996.  Mr. Morris has a B.A. in Economics and Chemistry from Lawrence University and an M.B.A. from Harvard University.  He will serve on the Compensation Committee of the Company’s Board of Directors.

“Vita is pleased to welcome these new directors to our Board,” said Steve Rubin, the Company’s chairman and chief executive officer.  “We look forward to drawing on the excellent reputation and vast experience of both of these highly qualified individuals.”

Vita seafood is a U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish.  More than 95% of Vita’s sales are in kosher foods. Vita’s common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

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Vita Specialty Foods, Inc., the Company’s wholly owned subsidiary, combines the products of former entities The Virginia Honey Company and The Halifax Group, Inc.  Virginia Honey was a manufacturer and distributor of honey, salad dressings, including its’ award-winning Vidalia® Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets.  Halifax was a manufacturer and distributor of licensed brand-named products including the world-renowned Jim Beam® brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie® Gourmet Collection.  Halifax also manufactured and distributed the Artie Bucco™ line of products based on the popular HBO® series The Sopranos®, the award-winning Scorned Woman® gourmet food line, the Oak Hill Farms® line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company’s future growth, profitability, products and competitive position.  Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new product introductions, management of growth and other risks noted in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

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